Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2009 Second Quarter Results

New York, August 6, 2009 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended June 30, 2009.

Second Quarter Financial Overview

For the quarter ended June 30, 2009, the Company reported a net loss attributable to Cowen Group, Inc. of $4.4 million, or $0.38 per share, compared to a net loss attributable to Cowen Group, Inc. of $0.7 million in the prior year period, or $0.06 per share.

•                  Total revenue was $49.8 million, representing a decrease of 21% from $62.7 million in the prior year period and a 14% increase from $43.7 million in the previous quarter.

•                  The compensation and benefits expense to revenue ratio was 62% compared to 60% in the prior year period.

•      Excludes $0.5 million and $1.3 million of IPO award expense for the quarters ended June 30, 2009 and 2008, respectively.

•                  Adjusted operating loss of $4.0 million compared to an adjusted operating loss of $1.1 million for the second quarter of 2008 (see “Non-GAAP Financial Measures” below for a discussion of adjusted operating income).

•                  Operating income excluding non-cash items was $3.3 million in the second quarter of 2009 compared to income of $2.9 million in the second quarter of 2008 (see “Non-GAAP Financial Measures” below for a discussion of operating income excluding non-cash items).

Financial Overview of Six Month Period Ended June 30, 2009

For the six month period ended June 30, 2009, the Company reported a net loss attributable to Cowen Group, Inc. of $11.0 million, or $0.95 per share, compared to a net loss attributable to Cowen Group, Inc. of $0.1 million in the prior year period, or $0.01 per share.

•                  Total revenue was $93.5 million, representing a decrease of 21% from $117.7 million in the prior year period.

•                  The compensation and benefits expense to revenue ratio was 63% compared to 60% in the prior year period.

•      Excludes $1.3 million and a reversal of $2.9 million of IPO award expense for the six month periods ended June 30, 2009 and 2008, respectively.

•                  Adjusted operating loss of $10.0 million compared to an adjusted operating loss of $3.0 million in the prior year period (see “Non-GAAP Financial Measures” below for a discussion of adjusted operating income).

•                  Operating income excluding non-cash items was $5.7 million in the six month period ended June 30, 2009 compared to $4.4 million for the six month period ended June 30, 2008 (see “Non-GAAP Financial Measures” below for a discussion of operating income excluding non-cash items).

Second Quarter Operational Overview

•                  Second quarter underwriting revenue decreased 94% year-over-year and decreased 82% over the first quarter of 2009.

•                  Core brokerage revenue decreased 7% year-over-year and decreased 5% sequentially (see “Non-GAAP Financial Measures” below for a discussion of core brokerage revenue).

•                  Second quarter strategic advisory revenue decreased 28% compared to the prior year period and increased by $6.5 million sequentially.

•                  Non-compensation expense decreased $3.2 million, or 12%, year-over-year.  Compared to the first quarter of 2009, non-compensation expense increased $1.6 million, or 7%.

•                  As of July 15, 2009, headcount was down 8%, to 424 full-time employees, compared to December 31, 2008.  The overall decrease includes the addition of 21 officer-level personnel in research, investment banking, brokerage and commodity trading.

Recent Developments

•                  On June 4, 2009, Cowen and Ramius LLC, a privately-owned global alternative asset manager, announced that they have agreed to combine their businesses into a new holding company.  The transaction is subject to Cowen stockholder approval, regulatory approval and other customary closing conditions.  Assuming these conditions are met, the transaction is expected to close in the fourth quarter of 2009.  On July 10, 2009, a Form S-4 registration statement for the new holding company, LexingtonPark Parent Corp., including a proxy statement of Cowen, was filed in connection with the transaction.  A copy of the Form S-4 is available at the Securities and Exchange Commission website at www.sec.gov.

•                  Cowen expanded its research capabilities with the addition of a senior analyst focused on China-based education, media and consumer companies.

•                  Cowen expanded its health care investment banking capabilities with the addition of a managing director focused on health care services.

•                  Cowen expanded its brokerage capabilities with the addition of a managing director and head of the institutional sales desk in Boston, as well as a senior institutional research sales professional in Chicago.

•                  Cowen commenced the development of a Commodity Trading Advisor (CTA) business with the addition of three senior professionals in the second quarter.

Results of Operations

Brokerage

Cowen’s core brokerage revenue (see “Non-GAAP Financial Measures” below for a discussion of core brokerage revenue) decreased $2.7 million, or 7%, to $34.3 million in the second quarter of 2009, compared to $37.0 million in the prior year period.  Sequentially, core brokerage revenue decreased 5% compared to $36.0 million in the first quarter of 2009.  Overall brokerage revenue decreased $2.1 million, or 6%, to $35.0 million for the three months ended June 30, 2009 compared with $37.1 million in the second quarter of 2008.  Compared to the first quarter of 2009, overall brokerage revenue decreased $0.6 million, or 2%.  The year-over-year decreases in both core brokerage and overall brokerage resulted primarily from a reduction in per share commissions, a reduction in volumes in our traditional cash equities business, and a higher loss ratio as we provided greater liquidity to our clients, partially offset by increased revenue in our listed options business and our program trading business.

Investment Banking

Investment banking revenue was $11.8 million in the second quarter of 2009, down 42% from $20.5 million in the second quarter of 2008.  Sequentially, investment banking revenue increased $6.6 million from $5.2 million in the first quarter of 2009.  The year-over-year results reflected decreases in revenue from both capital raising and strategic advisory activities, as follows:

•                  Underwriting revenue was $0.3 million, a 94% decrease compared to the prior year period and a decrease of 82% compared to the first quarter of 2009.  During the second quarter of 2009, the Company co-managed one debt underwritten transaction raising proceeds of $225 million.

•                  Private equity revenue was $2.0 million in the second quarter of 2009, a decrease of $0.8 million, or 29%, compared to $2.8 million in the second quarter of 2008.  Compared to the first quarter of 2009, private equity revenue increased $1.3 million.  During the second quarter of 2009, the Company completed three private transactions raising proceeds of approximately $62 million.

•                  Strategic advisory revenue was $9.6 million in the second quarter of 2009, a decrease of $3.8 million, or 28%, compared to $13.4 million in the second quarter of 2008.  Sequentially, strategic advisory revenue increased by $6.5 million.  The year-over-year decrease was the result of a reduction in transaction volume.  During the second quarter of 2009, Cowen completed three strategic advisory assignments, including the $1.2 billion sale of Gmarket to eBay.

Interest and Dividend Income

Interest and dividend income was $0.1 million in the second quarter of 2009, a decrease of $0.8 million, or 88%, compared with $0.9 million in the prior year period.  The decrease in the second quarter of 2009 resulted primarily from lower average interest rates compared to the prior year period.

Other

Other revenues in the second quarter of 2009 were $2.8 million, a decrease of $1.3 million, or 32%, compared to $4.1 million in the second quarter of 2008.  Management fees in the second quarter of 2008 included $1.6 million of one time fees paid by investors admitted to the Cowen Healthcare Royalty Fund during the quarter, as such investors were required to pay their pro rata portion of fees retroactive to the date of the first closing of the fund. Absent the one time fees, CHRP management fees increased $0.7 million in the second quarter of 2009 compared to the second quarter of 2008.

Compensation Expense and Headcount

Employee compensation and benefits expense decreased $7.5 million, or 19%, to $31.4 million for the three months ended June 30, 2009 compared with $38.9 million in the second quarter of 2008.  Employee compensation and benefits expense for the second quarter of 2009 included $0.5 million of expense associated with the initial grant of equity to the Company’s employees in connection with its initial public offering, compared to $1.3 million of such expense in the second quarter of 2008.  Excluding the expenses associated with the initial grant of equity, employee compensation and benefits expense as a percentage of total revenues was 62% and 60% for three months ended June 30, 2009 and 2008, respectively.

As of July 15, 2009, the Company had 424 full-time employees, an 8% reduction from December 31, 2008.  The overall reduction includes the addition of 21 officer-level professionals in research, investment banking, brokerage and commodity trading.

Non-Compensation Expense

Non-compensation expense was $22.9 million in the second quarter of 2009, a decrease of $3.2 million, or 12%, compared with $26.1 million in the prior year period.  The decrease was primarily attributable to decreases in communications expense, other expense, and marketing and business development expense.  Compared to the first quarter of 2009, non-compensation expense increased $1.6 million, or 7%, from $21.3 million. This increase was primarily attributable to an increase in other expenses associated with professional fees related to the proposed merger with Ramius.

Provision for Income Taxes

The Company recorded an income tax benefit of $0.1 million for the three months ended June 30, 2009, which reflects an effective tax rate of 2.9%, compared to a benefit of $1.7 million in the second quarter of 2008, which reflects an effective tax rate of 70.0%.  The low effective tax rate in the second quarter of 2009 was primarily due to a net increase in the valuation allowance against certain deferred tax assets.

Additional Information

Stockholders, investors and industry analysts are encouraged to contact the Company directly regarding general information requests or specific questions about the Company’s financial results.  General information requests should be directed to the Company’s Director of Communications, Jean Calleja, at (646) 562-1880.  Questions regarding the Company’s financial results should be directed to the Company’s Chief Financial Officer, Tom Conner, at (646) 562-1719.

About Cowen Group, Inc.

Cowen Group, Inc., through its operating subsidiaries, provides investment banking, equity research, sales and trading, and alternative asset management services to companies and institutional investor clients in the healthcare, technology, media and telecommunications, aerospace & defense, consumer and alternative energy sectors.  Our investment banking business includes Cowen Latitude Asia, a boutique specializing in crossborder M&A and capital raising transactions.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, and in the proxy statement of Cowen contained in the registration statement on Form S-4 of LexingtonPark Parent Corp., as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and can also be found at the Securities and Exchange Commission website at www.sec.gov, along with the registration statement on Form S-4 of LexingtonPark Parent Corp.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Investment banking	$11,848	$20,502	$17,075	$34,364
Brokerage	35,015	37,116	70,623	75,199
Interest and dividend income	114	919	291	2,142
Other	2,808	4,133	5,529	5,955
Total revenues	49,785	62,670	93,518	117,660

Expenses
Employee compensation and benefits	31,388	38,905	60,533	67,714
Floor brokerage and trade execution	3,369	3,073	6,230	5,513
Service fees	4,187	4,117	8,359	8,326
Communications	2,892	3,893	5,998	7,542
Occupancy and equipment	4,092	4,030	8,226	8,219
Marketing and business development	2,409	3,877	5,263	7,503
Depreciation and amortization	703	649	1,505	1,287
Other	5,261	6,493	8,662	11,658
Total expenses	54,301	65,037	104,776	117,762
Loss before income taxes	(4,516)	(2,367)	(11,258)	(102)
Benefit for income taxes	(134)	(1,656)	(410)	(45)
Net loss	(4,382)	(711)	(10,848)	(57)
Less: Net income attributable to noncontrolling interest	55	—	104	—
Net loss attributable to Cowen Group, Inc.	$(4,437)	$(711)	$(10,952)	$(57)
Earnings (loss) per share:
Basic	$(0.38)	$(0.06)	$(0.95)	$(0.01)
Diluted	$(0.38)	$(0.06)	$(0.95)	$(0.01)

Weighted average shares used in per share data:
Basic	11,658	11,238	11,531	11,246
Diluted	11,658	11,238	11,531	11,246

Other Metrics at June 30, 2009 and 2008
Cowen Group, Inc. stockholders’ equity	$138,397	$206,959
Common shares outstanding	15,124	14,367
Book value per share	$9.15	$14.41
Tangible book value per share *	$8.97	$10.92

*       Tangible book value per share at June 30, 2009 is calculated as follows: Cowen Group, Inc. stockholders’ equity, less $2.8 million of goodwill and intangible assets, divided by common shares outstanding.  Tangible book value per share at June 30, 2008 is calculated as follows: Cowen Group, Inc. stockholders’ equity, less $50.0 million of goodwill (written off in the third quarter of 2008), divided by common shares outstanding.  Tangible book value per share at March 31, 2009 was $9.01.

Cowen Group, Inc.

Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(dollars in millions)
Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss)
Loss before income taxes	$(4.5)	$(2.4)	$(11.3)	$(0.1)
Exclusion of share-based compensation expense (reversal) related to IPO awards	0.5	1.3	1.3	(2.9)
Adjusted operating loss	$(4.0)	$(1.1)	$(10.0)	$(3.0)

Reconciliation of Operating Income (Loss) to Operating Income (Loss) Excluding Non-cash Items
Loss before income taxes	$(4.5)	$(2.4)	$(11.3)	$(0.1)
Exclusion of share-based and other non-cash deferred compensation expense (benefit)	7.1	4.6	15.5	3.2
Exclusion of depreciation and amortization expense	0.7	0.7	1.5	1.3
Operating income excluding non-cash items	$3.3	$2.9	$5.7	$4.4

Reconciliation of Brokerage Revenue to Core Brokerage Revenue
Brokerage revenue	$35.0	$37.1	$70.6	$75.2
Exclusion of the loss (income) from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations	(0.7)	(0.1)	(0.3)	1.5
Core brokerage revenue	$34.3	$37.0	$70.3	$76.7

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income (loss), operating income (loss) excluding non-cash items and core brokerage revenue.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

We have reported in this press release our adjusted operating loss for the three and six month period ended June 30, 2009 and 2008 on a non-GAAP basis by taking income (loss) before taxes and excluding the non-cash share-based compensation expense (reversal) associated with equity awards granted in connection with our IPO.  Management believes that the grant of equity awards in connection with our IPO was an extraordinary non-recurring event.  Management further believes that investors will benefit from an explanation of our results excluding the impact of this extraordinary non-recurring item as it allows for a better understanding of our ongoing business.

We have reported in this press release our operating income excluding non-cash items for the three and six month period ended June 30, 2009 and 2008 on a non-GAAP basis by taking income (loss) before taxes and excluding:

•                  the share-based and other non-cash deferred compensation expense (deferred compensation expense that does not involve a cash payment during the period); and

•                  the non-cash depreciation and amortization expense.

Management believes that the non-GAAP calculation of operating income (loss) excluding non-cash items will allow for a better understanding of the actual cash basis income (loss) generated in each period presented.

We have reported in this press release our core brokerage revenue for the three and six month periods ended June 30, 2009 and 2008 on a non-GAAP basis by:

•                  excluding the income or loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations.

Management believes that the non-GAAP calculation of core brokerage revenue will allow for a better understanding of the revenue generated by our sales and trading activities as it excludes gains and losses associated with activities that are not conducted by our sales and trading professionals, but that are required to be reported in the brokerage line item.